Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statement on Form S-8 of our report dated March 30, 2021, relating to the consolidated financial statements of Augmedix, Inc. and Subsidiaries appearing in its Annual Report on Form 10-K for the year ended December 31, 2021.

/s/ Frank, Rimerman + Co. LLP

San Francisco, California

July 22, 2022